Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-11 of our reports dated December 24, 2009 relating to the combined financial statements and financial statement schedules of Excel Trust, Inc. Predecessor and consolidated balance sheet of Excel Trust, Inc., appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, CA

December 24, 2009